                                                                   Exhibit 99.04

                              Travelers Group Inc.

        Index to Supplemental Condensed Consolidated Financial Statements (unaudited) For the Three Months and Nine Months Ended September 30, 1997

Supplemental Financial Statements (unaudited):                          Page No.
                                                                        --------

      Supplemental Condensed Consolidated Statement of Income
        (Unaudited) - Three and Nine Months Ended September 30,
        1997 and 1996                                                          2

      Supplemental Condensed Consolidated Statement of Financial
        Position - September 30, 1997 (Unaudited) and December
        31, 1996                                                               3

      Supplemental Condensed Consolidated Statement of Changes in
        Stockholders' Equity (Unaudited) - Nine Months Ended
        September 30, 1997                                                     4

      Supplemental Condensed Consolidated Statement of Cash Flows
        (Unaudited) - Nine Months Ended September 30, 1997 and
        1996                                                                   5

      Notes to Supplemental Condensed Consolidated Financial
        Statements - (Unaudited)                                               6


Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       11

                      Travelers Group Inc. and Subsidiaries
       Supplemental Condensed Consolidated Statement of Income (Unaudited)
               (In millions of dollars, except per share amounts)


                                                        Three Months Ended   Nine Months Ended
                                                           September 30,       September 30,
                                                        ------------------   -----------------
                                                          1997      1996       1997     1996
---------------------------------------------------------------------------------------------
Revenues
Insurance premiums                                    $  2,226  $  2,197   $  6,670  $  5,513
Commissions and fees                                     1,389     1,058      3,767     3,438
Interest and dividends                                   4,274     3,366     11,819     9,831
Finance related interest and other charges                 372       292        999       863
Principal transactions                                     790       564      2,261     2,364
Asset management and administration fees                   448       353      1,236     1,021
Other income                                               462       266      1,093       823
---------------------------------------------------------------------------------------------
  Total revenues                                         9,961     8,096     27,845    23,853
---------------------------------------------------------------------------------------------
Expenses
Policyholder benefits and claims                         1,898     1,947      5,709     5,537
Non-insurance compensation and benefits                  1,703     1,343      4,762     4,368
Insurance underwriting, acquisition and operating          820       799      2,424     2,166
Interest                                                 3,080     2,228      8,250     6,603
Provision for consumer finance credit losses                63        60        208       188
Other operating                                            715       608      2,014     1,851
---------------------------------------------------------------------------------------------
   Total expenses                                        8,279     6,985     23,367    20,713
---------------------------------------------------------------------------------------------
Gain (loss) on sale of subsidiaries and affiliates          --        48         --       445
---------------------------------------------------------------------------------------------
Income before income taxes and minority interest         1,682     1,159      4,478     3,585
Provision for income taxes                                 598       414      1,598     1,180
Minority interest, net of income taxes                      55        44        153        --
---------------------------------------------------------------------------------------------
Income from continuing operations                        1,029       701      2,727     2,405
---------------------------------------------------------------------------------------------
Discontinued operations, net of income taxes:
    Income (loss) from operations                           --       (28)        --       (69)
    Gain on disposition                                     --        31         --        31
---------------------------------------------------------------------------------------------
Net income                                            $  1,029  $    704   $  2,727  $  2,367
=============================================================================================
Net income per share of common stock
   and common stock equivalents
   Continuing operations                              $   0.86  $   0.58   $   2.27  $   2.01
   Discontinued operations                                  --        --         --     (0.04)
---------------------------------------------------------------------------------------------
Net income                                            $   0.86  $   0.58   $   2.27  $   1.97
=============================================================================================
Weighted average number of common shares outstanding
   and common stock equivalents                        1,153.1   1,137.2    1,153.7   1,135.2
=============================================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
       Supplemental Condensed Consolidated Statement of Financial Position
                            (In millions of dollars)

                                                                                        September 30, 1997   December 31, 1996
------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                               (Unaudited)
Cash and cash equivalents
  (including $1,718 and $1,446 segregated under federal and other regulations or deposited
   with clearing organizations)                                                              $   3,294           $   3,260
Investments and real estate held for sale:
   Fixed maturities, primarily available for sale at market value (amortized cost -
     $46,376 and $43,277)                                                                       47,874              43,998
   Equity securities, at market (cost - $1,492 and $1,113)                                       1,609               1,157
   Mortgage loans                                                                                3,662               3,812
   Real estate held for sale                                                                       491                 459
   Policy loans                                                                                  1,875               1,910
   Short-term and other                                                                          4,159               5,173
------------------------------------------------------------------------------------------------------------------------------
   Total investments and real estate held for sale                                              59,670              56,509
------------------------------------------------------------------------------------------------------------------------------
Securities borrowed or purchased under agreements to resell                                    122,216              97,985
Brokerage receivables                                                                           14,399              11,592
Trading securities and commodities owned, at market value                                      151,741             126,568
Net consumer finance receivables                                                                10,401               7,885
Reinsurance recoverables                                                                         9,838              10,234
Value of insurance in force and deferred policy acquisition costs                                2,752               2,563
Cost of acquired businesses in excess of net assets                                              3,487               3,060
Separate and variable accounts                                                                  10,997               9,023
Other receivables                                                                                5,145               4,869
Other assets                                                                                    10,724              12,400
------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                 $ 404,664           $ 345,948
==============================================================================================================================
Liabilities
Investment banking and brokerage borrowings                                                  $  11,161           $  10,020
Short-term borrowings                                                                            3,284               1,557
Long-term debt                                                                                  29,006              24,696
Securities loaned or sold under agreements to repurchase                                       149,107             103,572
Brokerage payables                                                                              13,291              10,019
Trading securities and commodities sold not yet purchased, at market value                      87,398              92,032
Contractholder funds                                                                            14,590              13,621
Insurance policy and claims reserves                                                            44,004              43,944
Separate and variable accounts                                                                  10,987               8,949
Accounts payable and other liabilities                                                          18,760              16,802
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                            381,588             325,212
------------------------------------------------------------------------------------------------------------------------------
ESOP Preferred stock -- Series C (net of note guarantee of $17 and $35)                            137                 129
------------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock -- Series I                                                             420                 420
------------------------------------------------------------------------------------------------------------------------------
TRV-obligated mandatorily redeemable preferred securities of subsidiary trusts
  holding solely junior subordinated debt securities of TRV                                      1,000               1,000
------------------------------------------------------------------------------------------------------------------------------
TAP-obligated mandatorily redeemable preferred securities of subsidiary trusts
  holding solely junior subordinated debt securities of TAP                                        900                 900
------------------------------------------------------------------------------------------------------------------------------
Salomon Smith Barney-obligated mandatorily redeemable preferred securities of subsidiary
  trust holding solely junior subordinated debt securities of Salomon Smith Barney                 345                 345
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock, at aggregate liquidation value                                                  1,250               1,125
Common stock ($.01 par value; authorized shares: 1.5 billion;
  issued shares: 1997 - 1,385,530,017 shares and 1996 - 1,384,707,342 shares)                       14                  14
Additional paid-in capital                                                                       8,342               7,806
Retained earnings                                                                               15,218              12,934
Treasury stock, at cost (1997 - 243,575,170 shares and 1996 - 243,500,547 shares)               (5,042)             (4,123)
Unrealized gain (loss) on investment securities                                                    930                 469
Other, principally unearned compensation                                                          (438)               (283)
------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                    20,274              17,942
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                   $ 404,664           $ 345,948
==============================================================================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
           Supplemental Condensed Consolidated Statement of Changes in
                        Stockholders' Equity (Unaudited)
                            (In millions of dollars)

Nine months ended September 30, 1997                                               Amount        Shares
-------------------------------------------------------------------------------------------------------
Preferred stock, at aggregate liquidation value                                       (in thousands)
Balance, beginning of year                                                      $    1,125        9,600
Redemption of preferred stock                                                         (675)      (8,700)
Issuance of preferred stock                                                            800        3,200
-------------------------------------------------------------------------------------------------------
Balance, end of period                                                          $    1,250        4,100
=======================================================================================================
Common stock and additional paid-in capital
Balance, beginning of year                                                      $    7,820    1,384,707
Issuance of shares pursuant to employee benefit plans                                  543
Exercise of common stock warrants                                                       10          806
Conversion of notes                                                                     --           17
Cost of issuance of preferred stock                                                    (17)
-------------------------------------------------------------------------------------------------------
Balance, end of period                                                               8,356    1,385,530
-------------------------------------------------------------------------------------------------------
Retained earnings
Balance, beginning of year                                                          12,934
Net income                                                                           2,727
Common dividends                                                                      (339)
Preferred dividends                                                                   (104)
------------------------------------------------------------------------------------------
Balance, end of period                                                              15,218
------------------------------------------------------------------------------------------
Treasury stock, at cost
Balance, beginning of year                                                          (4,123)    (243,500)
Issuance of shares pursuant to employee benefit plans, net of shares
  tendered for payment of option exercise price and withholding taxes                  (54)      23,129
Treasury stock acquired                                                               (865)     (23,204)
-------------------------------------------------------------------------------------------------------
Balance, end of period                                                              (5,042)    (243,575)
-------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on investment securities
Balance, beginning of year                                                             469
Net change in unrealized gains and losses on investment securities, net of tax         461
------------------------------------------------------------------------------------------
Balance, end of period                                                                 930
------------------------------------------------------------------------------------------
Other, principally unearned compensation
Balance, beginning of year                                                            (283)
Issuance of restricted stock, net of amortization                                     (147)
Net translation adjustments, net of tax                                                 (6)
Other                                                                                   (2)
------------------------------------------------------------------------------------------
Balance, end of period                                                                (438)
------------------------------------------------------------------------------------------
Total common stockholders' equity and common shares outstanding                 $   19,024    1,141,955
=======================================================================================================
Total stockholders' equity                                                      $   20,274
==========================================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
     Supplemental Condensed Consolidated Statement of Cash Flows (Unaudited)
                            (In millions of dollars)

Nine Months ended September 30,                                 1997       1996
-------------------------------------------------------------------------------
  Net cash provided by (used in) operating activities       $ (1,359)  $  4,086
-------------------------------------------------------------------------------
Cash flows from investing activities
Consumer loans originated or purchased                        (3,552)    (2,453)
Consumer loans repaid or sold                                  2,233      1,898
Purchases of fixed maturities and equity securities          (19,516)   (23,764)
Proceeds from sales of investments and real estate:
  Fixed maturities available for sale and equity securities   14,330     19,785
  Mortgage loans                                                 312        201
  Real estate and real estate joint ventures                     387        180
Proceeds from maturities of investments:
  Fixed maturities                                             2,572      2,483
  Mortgage loans                                                 507        570
Other investments, primarily short-term, net                    (553)      (117)
Assets securing collaterialized mortgage obligations             131        456
Business acquisition                                          (1,618)    (4,160)
Business divestments                                             365         82
Other, net                                                      (498)      (144)
-------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities         (4,900)    (4,983)
-------------------------------------------------------------------------------
Cash flows from financing activities
Dividends paid                                                  (443)      (395)
Subsidiary's sale of Class A common stock                         --      1,453
Issuance of preferred stock                                      783        250
Redemption of preferred stock                                   (675)      (112)
Issuance of redeemable preferred stock of subsidiaries            --      1,245
Treasury stock acquired                                         (865)      (481)
Stock tendered for payment of withholding taxes                 (280)      (146)
Issuance of long-term debt                                     8,149      4,504
Payments and redemptions of long-term debt                    (3,577)    (3,176)
Net change in short-term borrowings (including investment
  banking and brokerage borrowings)                            2,862     (1,194)
Collateralized mortgage obligations                             (129)      (380)
Contractholder fund deposits                                   2,450      1,329
Contractholder fund withdrawals                               (1,991)    (2,194)
Other, net                                                         9        (42)
-------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities          6,293        661
-------------------------------------------------------------------------------
Change in cash and cash equivalents                               34       (236)
Cash and cash equivalents at beginning of period               3,260      3,491
-------------------------------------------------------------------------------
Cash and cash equivalents at end of period                  $  3,294   $  3,255
-------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Income taxes paid                                           $  1,093   $  1,302
===============================================================================
Supplemental disclosure of business acquisitions:
Assets and liabilities of business acquired:
  Invested assets                                           $     --   $ 13,969
  Net consumer finance receivables                             1,156         --
  Reinsurance recoverables and other assets                      482     10,386
  Insurance policy and claim reserves                             --    (18,302)
  Other liabilities                                              (20)    (1,893)
-------------------------------------------------------------------------------
      Cash payment related to business acquisition          $  1,618   $  4,160
===============================================================================
Interest expense recorded for financial statement purposes did not differ materially from the amount of interest paid.

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
  Notes to Supplemental Condensed Consolidated Financial Statements (Unaudited)

1.    Merger with Salomon Inc.

      See Note 1 of Notes to Supplemental Consolidated Financial Statements as of December 31, 1996 and for the three years then ended included herewith as Exhibit 99.01.

      As a result of the Merger, the Company expects to record an after-tax restructuring charge of between $400 million and $500 million primarily for severance and costs related to excess or unused office space and other facilities.

2.    Basis of Presentation

      The accompanying supplemental condensed consolidated financial statements as of September 30, 1997 and for the three-month and nine-month periods ended September 30, 1997 and 1996 are unaudited and include the accounts of Travelers Group Inc. (TRV) and its subsidiaries, including Salomon Inc. (collectively, the Company). In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been reflected. The supplemental condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the audited supplemental consolidated financial statements of Travelers Group Inc. for the fiscal years ended December 31, 1996, 1995 and 1994, included herewith as Exhibit 99.01.

      Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but is not required for interim reporting purposes, has been condensed or omitted.

      The Board of Directors on October 22, 1997 declared a three-for-two split in TRV's common stock, in the form of a 50% stock dividend, which was paid on November 19, 1997 to stockholders of record on November 3, 1997. All amounts presented herein have been restated to reflect the stock split.

3.    Aetna P&C Acquisition - Pro Forma Results of Operations

      On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of the Company, purchased from Aetna Services, Inc. all of the outstanding capital stock of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company (collectively, Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition.

      On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

      The following unaudited pro forma information presents the results of operations of the Company and Aetna P&C for the nine months ended September 30, 1996, with pro forma adjustments as if the acquisition and transactions related to the funding of the acquisition had been consummated as of the beginning of the period presented. This pro forma information is not indicative of what would have occurred had the acquisition and related transactions occurred on the date indicated, or of future results of the Company.

                                                              Nine Months Ended
                                                             September 30, 1996*
                                                             -------------------
(in millions, except per share data)

Revenues                                                           $25,453
                                                                   =======
Income from continuing operations                                  $ 2,167
                                                                   =======
Net income                                                         $ 2,129
                                                                   =======
Net income per common share:
   Continuing operations                                           $  1.80
                                                                   =======
   Net income                                                      $  1.76
                                                                   =======

* Historical results of Aetna P&C for the first quarter of 1996 include $307 million ($200 million after tax) of realized investment gains.

      In the second quarter of 1996 TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves and include: $221 million after tax and minority interest ($414 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); a $45 million after tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; a $14 million after tax and minority interest ($27 million before tax and minority interest) charge related to premium collection issues; a $22 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and a $19 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of The Travelers Indemnity Company related to the restructuring plan for the acquisition. In addition, in the second quarter of 1996 the Company recognized a gain of $363 million (before and after tax) from the issuance of shares of Class A Common Stock by TAP and such gain is not reflected in the pro forma financial information above.

4.    Debt

      Investment banking and brokerage borrowings consisted of the following:

     (millions)                         September 30, 1997    December 31, 1996
     ----------                         ------------------    -----------------
     Commercial paper                        $ 5,409              $ 4,133
     Bank loans and other borrowings           5,752                5,887
                                             -------              -------
                                             $11,161              $10,020
                                             =======              =======

      Investment banking and brokerage borrowings are short term in nature and include commercial paper and bank loans and other borrowings used to finance Salomon Smith Barney's operations, including the securities settlement process. Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German mark and U.K. sterling. All commercial paper outstanding at September 30, 1997 and December 31 1996 was U.S. dollar denominated.

      Short-term borrowings consisted of commercial paper outstanding as follows:

      (millions)                        September 30, 1997    December 31, 1996
      ----------                        ------------------    -----------------
      Commercial Credit Company                $3,157               $1,482
      Travelers Property Casualty Corp.           127                   25
      The Travelers Insurance Company              --                   50
                                               ======               ======
                                               $3,284               $1,557
                                               ======               ======

      Long-term debt, including its current portion, consisted of the following:

      (millions)                        September 30, 1997    December 31, 1996
      ----------                        ------------------    -----------------
      Travelers Group Inc.                    $ 1,696              $ 1,903
      Commercial Credit Company                 6,300                5,750
      Salomon Smith Barney Holdings Inc.       19,717               15,738
      Travelers Property Casualty Corp.         1,249                1,249
      The Travelers Insurance Group Inc.           44                   56
                                              -------              -------
                                              $29,006              $24,696
                                              =======              =======

      TRV, Commercial Credit Company (CCC), TAP and The Travelers Insurance Company (TIC) issue commercial paper directly to investors. Each maintains unused credit availability under its respective bank lines of credit at least equal to the amount of its outstanding commercial paper. Each may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD, base rate or money market) and compensates the banks for the facilities through commitment fees.

      TRV, CCC and TIC have a five-year revolving credit facility with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. This facility expires in June 2001. Currently, $500 million is allocated to TRV, $450 million to CCC and $50 million to TIC. Under this facility TRV is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $5.3 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

      CCC also has committed and available revolving credit facilities on a stand-alone basis of $4.4 billion, of which $3.4 billion expires in 2002 and $1.0 billion expires in 1998.

      CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At September 30, 1997, CCC would have been able to remit $562 million to its parent under its most restrictive covenants.

      Smith Barney has a $1.250 billion revolving credit agreement with a bank syndicate that extends through May 2000, and has a $750 million, 364-day revolving credit agreement that extends through May 1998. Smith Barney may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees. At September 30, 1997, there were no borrowings outstanding under either facility.

      Salomon Brothers Inc (SBI), an indirect wholly owned subsidiary of Salomon Smith Barney, has a $2.1 billion committed secured standby bank credit facility for financing securities positions. The facility contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $587 million and SBI's net worth exceeded the minimum amount required by $496 million at December 31, 1996. In 1996, Salomon Brothers International Limited (SBIL), an indirect wholly owned subsidiary of Salomon Smith Barney, entered into a $1.0 billion committed securities repurchase facility. The facility is subject to restrictive covenants including a requirement that SBIL maintain minimum levels of tangible net worth and excess financial resources, as defined. At December 31, 1996, SBIL was in compliance with all covenants related to this facility. In 1996, Phibro entered into a $500 million unsecured committed revolving line of credit. This facility requires Phibro to maintain minimum levels of capital and net working capital as defined. Phibro exceeded these minimums at December 31, 1996. At September 30, 1997, there were no outstanding borrowings under any of these facilities.

      TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $3.1 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

      TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department. TAP received $245 million of dividends from its insurance subsidiaries during the first nine months of 1997.

      TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval, of which $300 million has been paid during the first nine months of 1997.

5.    Stockholders' Equity

      In June 1997, the Company sold in a public offering 8.0 million depositary shares, each representing one-fifth of a share of 6.365% Cumulative Preferred Stock, Series F (Series F Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $400 million. The Series F Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after June 16, 2007, the Company may redeem the Series F Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

      In July 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.213% Cumulative Preferred Stock, Series G (Series G Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series G Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after July 11, 2007, the Company may redeem the Series G Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

      In September 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.231% Cumulative Preferred Stock, Series H (Series H Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series H Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after September 8, 2007, the Company may redeem the Series H Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

      In October 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 5.864% Cumulative Preferred Stock, Series M (Series M Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series M Preferred

      Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after October 8, 2007, the Company may redeem the Series M Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

      On October 17, 1997, Berkshire Hathaway, Inc. converted 140,000 shares ($140 million) of Series I cumulative convertible preferred stock into 6.2 million shares of common stock.

      On July 1, 1997 the Company redeemed all of the 7.5 million outstanding shares (15 million depositary shares) of its 9.25% Preferred Stock, Series D (Series D Preferred Stock) at $50 per share ($25 per depositary share). The aggregate amount of Series D Preferred Stock outstanding on the redemption date was $375 million.

      On July 28, 1997 the Company redeemed all of the 1.2 million outstanding shares (12 million depositary shares) of its 8.125% Cumulative Preferred Stock, Series A (Series A Preferred Stock) at $250 per share ($25 per depositary share) plus accrued and unpaid dividends to the redemption date. The aggregate amount of Series A Preferred Stock outstanding on the redemption date was $300 million.

6.    Trading Derivatives

      The following table discloses the notional amounts of derivative financial instruments held by Salomon Smith Barney Holdings Inc. for trading purposes as of September 30, 1997 and December 31, 1996:

                                                                  September 30, 1997               December 31, 1996
                                                           --------------------------------  -----------------------------
                                                                        Current Market or               Current Market or
                                                                            Fair Value                     Fair Value
                                                           Notional   ---------------------  Notional  -------------------
(billions)                                                 Amounts     Assets   Liabilities  Amounts   Assets  Liabilities
--------------------------------------------------------------------------------------------------------------------------
Exchange-issued products:
   Futures contracts (a)                                  $   653.3  $      --  $      --  $   530.9  $      --  $      --
   Other exchange-issued products:
      Equity contracts                                         17.1         .2         .6       13.1         .1         .2
      Fixed income contracts                                   86.8         --         --       61.2         --         --
      Physical commodities-related contracts                    4.1         --         --        5.0         --         --
--------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                                761.3         .2         .6      610.2         .1         .2
--------------------------------------------------------------------------------------------------------------------------
Over-the-counter swaps, swap options, caps and floors:
   Swaps                                                    1,212.7                            842.3
   Swaps options written                                       24.8                             10.8
   Swap options purchased                                      38.4                             24.1
   Caps and floors                                            144.3                            117.1
--------------------------------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps and floors              1,420.2        4.7        6.1      994.3        4.2        6.6
--------------------------------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and options:
   Forward currency contracts                                 125.9         .8        1.0       94.3         .7         .6
   Options written                                             41.1         --         .5       37.1         --         .3
   Options purchased                                           43.6         .5         --       38.7         .5         --
--------------------------------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts and options              210.6        1.3        1.5      170.1        1.2         .9
--------------------------------------------------------------------------------------------------------------------------
Other options and contractual commitments:
   Options and warrants on equities and equity indices         61.7        2.2        2.7       45.8        1.1        1.8
   Options and forward contracts on fixed-income securities   332.6         .4         .2      202.8         .3         .2
   Physical commodities contracts                              16.0         .3         .2       22.6         .3         .3
--------------------------------------------------------------------------------------------------------------------------
Total                                                     $ 2,802.4  $     9.1  $    11.3  $ 2,045.8  $     7.2  $    10.0
==========================================================================================================================

(a) Margin on futures contracts is included in brokerage receivables/payables on the Supplemental Condensed Consolidated Statement of Financial Condition.

           MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL CONDITION
                            and RESULTS of OPERATIONS

Consolidated Results of Operations

                                              Three Months Ended        Nine Months Ended
                                                 September 30             September 30
                                            ----------------------------------------------
(In millions, except per share amounts)         1997        1996        1997        1996
------------------------------------------------------------------------------------------
Revenues                                    $    9,961  $    8,096  $   27,845  $   23,853
                                            ==========  ==========  ==========  ==========

Income from continuing operations           $    1,029  $      701  $    2,727  $    2,405
Income (loss) from discontinued operations          --           3          --         (38)
                                            ----------  ----------  ----------  ----------
Net income                                  $    1,029  $      704  $    2,727  $    2,367
                                            ==========  ==========  ==========  ==========
Earnings per share*:
  Continuing operations                     $     0.86  $     0.58  $     2.27  $     2.01
  Discontinued operations                           --          --          --       (0.04)
                                            ----------  ----------  ----------  ----------
  Net income                                $     0.86  $     0.58  $     2.27  $     1.97
                                            ==========  ==========  ==========  ==========
Weighted average number of
  common shares outstanding
  and common stock equivalents*                1,153.1     1,137.2     1,153.7     1,135.2
                                            ==========  ==========  ==========  ==========

* On October 22, 1997 the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend paid on November 19, 1997 to stockholders of record on November 3, 1997. All amounts presented herein have been restated to reflect the stock split.

Merger with Salomon Inc

On November, 28, 1997, a newly formed wholly owned subsidiary of Travelers Group. Inc. merged with and into Salomon Inc (Salomon) (the Merger). Under the terms of the Merger, approximately 188 million shares of Travelers Group Inc. common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of Travelers common stock for each share of Salomon common stock, for a total of approximately $9 billion. Each of Salomon's series of preferred stock was exchanged for a corresponding series of Travelers preferred stock having substantially identical terms, except that the Travelers preferred stock issued in conjunction with the Merger has certain voting rights. Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of Travelers Group, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney) which now comprises the investment banking, proprietary trading, retail brokerage and asset management operations of Travelers Group Inc. The merger is a tax-free exchange and has been accounted for on a "pooling of interests" basis. As a result of the merger the Company expects to record a restructuring charge of between $400 million and $500 million (after-tax) primarily for severance and costs related to excess or unused office space and other facilities.

Acquisition - Aetna P&C

On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of Travelers Group Inc. (TRV), completed the acquisition of the domestic property and casualty insurance subsidiaries of Aetna Services, Inc. (Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity Company (Travelers Indemnity). Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business.

On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

Results of Operations

Consolidated income from continuing operations for the quarter ended September 30, 1997 was $1.029 billion, and includes reported investment portfolio gains of $82 million after tax and minority interest. This compares with income from continuing operations of $701 million in the 1996 period, which included portfolio losses of $15 million after tax and minority interest.

Excluding reported investment portfolio gains/losses, net income for the third quarter of 1997 was 32% above the comparable period in 1996, primarily reflecting improved performance at Salomon Smith Barney and increased earnings from the insurance operations.

Income from continuing operations for the nine months ended September 30, 1997 was $2.727 billion, compared to $2.367 billion in the 1996 period. Included in the 1997 nine-month period are portfolio gains of $97 million after tax and minority interest, compared to $33 million after tax and minority interest of portfolio losses in the 1996 nine-month period. Also included in the 1996 nine-month period are gains of $389 million after tax and minority interest from sales of stock of subsidiaries and affiliates and charges related to the acquisition of Aetna P&C in April 1996, amounting to $321 million after tax and minority interest. Excluding these items, net income for the first nine months of 1997 was 13% above the comparable period in 1996.

Discontinued operations for the third quarter and nine months of 1996 include a gain of $31 million resulting from the contingency payment received in 1996 from the 1995 sale of The MetraHealth Companies, Inc. (MetraHealth). Also included in discontinued operations were losses of $28 million after tax and $69 million after tax for the three and nine months ended September 30, 1996, respectively, related to Basis Petroleum, Inc. (Basis). Basis was sold in May of 1997.

The effective income tax rate for the nine months ended September 30, 1996 is below the statutory rate of 35% due primarily to the nontaxability of the $363 million gain recognized from the sale of shares of Class A Common Stock by TAP.

The following discussion presents in more detail each segment's performance.

     Segment Results for the Three Months Ended September 30, 1997 and 1996

Investment Services
                                    Three Months Ended September 30,
                            ----------------------------------------------------
                                    1997                       1996
--------------------------------------------------------------------------------
(millions)                  Revenues   Net income      Revenues    Net income
--------------------------------------------------------------------------------
Salomon Smith Barney (1)     $5,874       $509          $4,363        $349
================================================================================

(1) Excludes results of Basis Petroleum which are classified as discontinued operations.

Salomon Smith Barney

Salomon Smith Barney reported net income from continuing operations of $509 million for the three months ended September 30, 1997, an increase of 46% from the $349 million reported for the three months ended September 30, 1996. Revenues, net of interest expense, increased 29% to $3.033 billion in the 1997 quarter compared to $2.333 billion in the 1996 quarter.

Salomon Smith Barney Revenues

                                                Three Months Ended September 30,
                                                --------------------------------
      (millions)                                     1997             1996
      --------------------------------------------------------------------------
      Commissions                                  $  783           $  574
      Asset management and administration fees        448              353
      Investment banking                              597              476
      Principal transactions                          790              564
      Interest income, net*                           366              340
      Other income                                     49               26
      --------------------------------------------------------------------------
      Net revenues*                                $3,033           $2,333
      ==========================================================================

* Net of interest expense of $2.841 billion and $2.030 billion in 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

Commission revenues increased 36% to $783 million in the 1997 quarter up from the $574 million reported in the 1996 quarter, reflecting strong increases in listed and over-the-counter securities, as well as mutual fund commissions.

Investment banking revenues increased 25% to $597 million in the 1997 quarter compared to $476 million in the 1996 quarter as a result of higher underwriting and advisory fees.

Principal transaction revenues increased 40% to $790 million in the 1997 quarter compared to $564 million in the 1996 quarter. This increase is the result of strong results from fixed income proprietary and customer trading revenues as well as increased results from equity proprietary trading. Equity revenues in the 1997 quarter included a loss on a risk arbitrage position in British Telecommunications PLC and MCI Communications Corporation which has largely been liquidated, and which was partially offset by a gain on the sale of Valero Energy common stock received earlier this year in connection with the sale of Basis Petroleum, Inc.

Asset management and administration fees increased 27% to $448 million in the 1997 quarter compared to $353 million in the 1996 quarter. This reflects broad growth in all recurring fee-based products. At September 30, 1997, internally managed assets were $155.7 billion and total fee-based assets under management were $214.1 billion compared to $122.1 billion and $163.4 billion, respectively, at September 30, 1996.

Net interest and dividends increased 8% to $366 million for the 1997 quarter from $340 million in the 1996 quarter, primarily due to increased margin lending to clients and higher levels of interest-earning net assets.

Compensation and benefits expense, as a percentage of net revenues, for the 1997 quarter declined to 54% from 55% in the 1996 quarter and non-compensation expense as a percentage of net revenues was 19% in the 1997 quarter compared to 22% in the 1996 quarter. The Company continues to maintain its focus on controlling fixed expenses.

Assets Under Management

                                                           At September 30,
                                                       -----------------------
 (billions)                                             1997          1996
 -----------------------------------------------------------------------------
 Salomon Smith Barney                                  $155.7        $122.1
 Travelers Life and Annuity (1)                          22.9          21.4
 -----------------------------------------------------------------------------
 Total Assets Under Management                         $178.6        $143.5
 =============================================================================

(1)   Part of the Life Insurance Services segment.

Consumer Finance Services

                                      Three Months Ended September 30,
                              --------------------------------------------------
(millions)                            1997                        1996
--------------------------------------------------------------------------------
                              Revenues    Net income      Revenues    Net income
--------------------------------------------------------------------------------

Consumer Finance Services       $448         $66             $351         $54
================================================================================

Consumer finance earnings increased 21% to $66 million in the third quarter of 1997, from $54 million in the third quarter of 1996, reflecting strong receivables growth in all major products, largely as a result of investments made over the last year in marketing, training and systems enhancements. Net receivables reached a record $10.7 billion versus $7.7 billion a year ago. This increase reflects strong internal growth as well as the July 31, 1997 acquisition of Security Pacific Financial Services, which contributed approximately $1.2 billion in receivables. The Security Pacific acquisition did not have a material impact on earnings during the third quarter, but is expected to be accretive beginning in the final quarter of 1997. Integration of the new unit has proceeded rapidly, with the conversion to the Company's proprietary systems and the closing of approximately 100 of Security Pacific's original 297 branch offices. As of September 30, 1997, the Company had 1,057 branches, making it the third largest domestic branch network in the consumer finance industry.

Net receivables increased $1.6 billion, or 18%, during the third quarter of 1997, which included the addition of receivables from Security Pacific as well as internal growth driven primarily by real estate loans generated through the Company's branch network and through the sales efforts of Primerica Financial Services (PFS) representatives.

The average yield, at 14.57%, was lower than the 1996 quarter's yield of 15.17%, mainly because of a shift in the portfolio mix toward lower risk/lower margin real estate loans. Sales of real estate-secured ($.M.A.R.T.SM) loans sold exclusively through PFS continued at record levels during the quarter. Travelers Bank credit card outstandings were $1.163 billion at September 30, 1997, up from $832 million at September 30, 1996, as a result of strong credit card originations.

Delinquencies in excess of 60 days were 2.17% at the end of the third quarter of 1997 compared to 2.14% at the end of the second quarter of 1997 and 2.31% a year ago. The charge-off rate was 2.50% during the third quarter of 1997, lower than the 2.82% rate during the second quarter of 1997 and the 2.91% rate during the third quarter of 1996. Loan losses reflect a short-term benefit related to the Security Pacific acquisition, largely from the transition of that portfolio to the Company's charge-off policies. The acquisition also helped to increase the reserves as a percentage of net receivables to 3.05% at September 30, 1997, up from 2.91% in the second quarter of 1997 and 2.92% a year ago.

                                                    As of, or for, the
                                             Three Months Ended September 30,
                                             --------------------------------
                                                 1997                  1996
                                             --------------------------------
Allowance for credit losses as a % of
  net outstandings                              3.05%                  2.92%

Charge-off rate for the period                  2.50%                  2.91%

60 + days past due on a contractual
   basis as a % of gross consumer
   finance receivables at quarter end           2.17%                  2.31%

Life Insurance Services


                                          Three Months Ended September 30,
                                    --------------------------------------------
                                           1997                  1996
                                    --------------------------------------------
(millions)                          Revenues  Net income  Revenues  Net income
--------------------------------------------------------------------------------
Travelers Life and Annuity (1) (2)   $  716    $  150      $  573    $   78
Primerica Financial Services (3)        385        87         349        68
--------------------------------------------------------------------------------
Total Life Insurance Services        $1,101    $  237      $  922    $  146
================================================================================

(1) Net income includes $43 million of reported investment portfolio gains in 1997 and $13 million of reported investment portfolio losses in 1996.

(2) Excludes results of MetraHealth which are classified as discontinued operations.

(3) Net income in 1997 includes $2 million of reported investment portfolio gains.

Travelers Life and Annuity

Travelers Life and Annuity consists of annuity, life and long-term care products marketed by The Travelers Insurance Company (TIC) and its wholly owned subsidiary The Travelers Life and Annuity Company (TLAC) under the Travelers name. Among the range of products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life and long-term care insurance to individuals and small businesses. Travelers Life and Annuity also provides group pension products, including guaranteed investment contracts, and group annuities to employer-sponsored retirement and savings plans. These products are primarily marketed through The Copeland Companies (Copeland), an indirect wholly owned subsidiary of TIC, Smith Barney Financial Consultants and a nationwide network of independent agents. The majority of the annuity business and a substantial portion of the life business written by Travelers Life and Annuity is accounted for as investment contracts, with the result that the premium deposits collected are not included in revenues.

Earnings before reported investment portfolio gains/losses increased 17% to $107 million in the third quarter of 1997 from $91 million in the comparable 1996 period. Higher earnings were largely driven by strong investment income as well as growth in annuity account balances and long term care insurance. The positive earnings momentum attributable to strong sales of recently introduced products -- including less capital-intensive variable life insurance and annuities -- continues to be partially offset by the gradual decline in the amount of higher margin business written several years ago.

Deferred annuity policyholder account balances and benefit reserves at September 30, 1997 were $15.6 billion compared to $12.6 billion at September 30, 1996. Net written premiums and deposits were $574.3 million in the third quarter of 1997, up 20% from $477.7 million in the third quarter of 1996. Significant sales through Copeland, Smith Barney and a nationwide network of independent agents reflect the Company's ongoing effort to build market share by strengthening relationships in key distribution channels.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $350.5 million in the third quarter of 1997, up 14% from $308.8 million in the third quarter of 1996, reflecting the strong sales of new variable rate guaranteed investment contracts. Policyholder account balances and reserves totaled $11.7 billion at September 30, 1997, slightly ahead of the September 30, 1996 balances of $11.2 billion.

Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $71.6 million in the third quarter of 1997, marginally ahead of the $70.8 million in the third quarter of 1996. Face amount of individual life insurance issued during the third quarter of 1997 was $1.5 billion, compared to $1.7 billion in the third quarter of 1996, bringing total life insurance in force to $50.9 billion at September 30, 1997.

Net written premiums for the growing long-term care insurance line were $43.7 million in the third quarter of 1997, compared to $34.4 million in the third quarter of 1996.

Future sales across all lines of business are expected to benefit from A.M. Best Company's recent upgrade of The Travelers Insurance Company's rating to A+ (Superior), which rating may be revised or withdrawn at anytime.

Primerica Financial Services

Earnings (before reported investment portfolio gains/losses) for the third quarter of 1997 increased 25% to $85 million from $68 million in the third quarter of 1996 reflecting healthy sales of mutual funds, variable annuities and consumer loans, continued strength in life insurance in force as well as favorable mortality experience and well disciplined expense management.

Face amount of new term life insurance sales was $13.1 billion in the third quarter of 1997, compared to $12.6 billion in the third quarter of 1996. Life insurance in force reached $368.1 billion at September 30, 1997, up from $357.2 billion at September 30, 1996, and continued to reflect good policy persistency and stable sales levels.

Sales of mutual funds (at net asset value) were $635.9 million for the third quarter of 1997, a 14% increase over third quarter 1996 sales of $557.3 million. More than 33% of U.S. sales were from the Smith Barney products, predominantly The Concert SeriesSM, which PFS first introduced to its market in March 1996. Net receivables from $.M.A.R.T.SM and $.A.F.E.SM consumer loans continued to advance, reaching $2.071 billion at the end of the third quarter of 1997, up 9% from $1.901 billion at the end of the 1997 second quarter and up 48% from $1.404 billion at the end of the 1996 third quarter. Earnings and assets relating to these consumer loans are included in the Consumer Finance segment. The TRAVELERS SECURE(R) home and auto insurance products -- issued through TAP -- continue to experience growth in applications and policies and the number of policies issued during the third quarter of 1997 grew to 25,941, compared to 10,516 in the third quarter of 1996. As of September 30, 1997, this product had been introduced in 37 states and was sold through nearly 8,000 agents licensed to sell the product.

Property & Casualty Insurance Services

                                                 Three Months Ended September 30,
                                                ----------------------------------
(millions)                                            1997              1996
----------------------------------------------------------------------------------
                                                           Net               Net
                                                          income            income
                                                Revenues  (loss)  Revenues  (loss)
----------------------------------------------------------------------------------
Commercial Lines (1) (2)                         $1,651   $  255   $1,669   $  203
Personal Lines (1) (3)                              853      101      781       72
Financing costs and other (1)                         3      (29)       2      (28)
Minority interest                                    --      (55)      --      (44)
----------------------------------------------------------------------------------
Total Property & Casualty Insurance Services     $2,507   $  272   $2,452   $  203
==================================================================================

(1)   Before minority interest.

(2) Net income includes $31 million of reported investment portfolio gains in 1997.

(3) Net income includes $6 million and $1 million of reported investment portfolio gains in 1997 and 1996, respectively.

Commercial Lines

Earnings before reported investment portfolio gains/losses increased 10% to $224 million in the third quarter of 1997 from $203 million in the third quarter of 1996, primarily reflecting strong net investment income, expense savings and lower catastrophe losses. Catastrophe losses were insignificant in the third quarter of 1997 compared to $16.2 million (after taxes and reinsurance) in the third quarter of 1996.

Commercial Lines net written premiums for the third quarter of 1997 totaled $1.176 billion, down $41 million from $1.217 billion in the third quarter of 1996, reflecting highly competitive conditions in the marketplace and the Company's continuing selective underwriting.

Fee income for the third quarter of 1997 was $90.4 million compared to $100.6 million in the third quarter of 1996. This decrease was due to the depopulation of involuntary pools as the loss experience of workers' compensation improved and insureds moved to voluntary markets, and the Company's continued success in lowering workers' compensation losses of service customers, partially offset by National Accounts writing more service fee-based product versus premium-based product.

A significant component of Commercial Lines is National Accounts, which works with national brokers and regional agents providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the alternative market business which covers primarily workers' compensation products and services to voluntary and involuntary pools. National Accounts net written premiums of $151.1 million for the third quarter of 1997 decreased $89.5 million from the third quarter of 1996. This decrease was primarily due to a decrease in the Company's level of involuntary pool participation as well as National Accounts writing less premium-based product versus service fee-based product and the competitive marketplace. National Accounts new business was moderately higher and the business retention ratio was significantly higher in the third quarter of 1997 when compared to the third quarter of 1996. Both the amount of new business and the business retention ratio were unusually low in the third quarter of 1996. Premiums from involuntary pools are not included in the amount of new business or the business retention ratio.

Commercial Accounts serves mid-sized businesses through a network of independent agents and brokers. Commercial Accounts net written premiums were $502.3 million in the third quarter of 1997 compared to $450.6 million in the third quarter of 1996. For the third quarter of 1997, new premium business in Commercial Accounts was significantly higher than in the third quarter of 1996, reflecting continued growth through programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio was also significantly higher in the third quarter of 1997 than in the third quarter of 1996. Commercial Accounts continues to focus on the retention of existing business while maintaining its product pricing standards and its selective underwriting policy.

Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $353.9 million in the third quarter of 1997, compared to $345.3 million in the third quarter of 1996. New premium business in Select Accounts was virtually the same in the third quarter of 1997 as in the third quarter of 1996. The Select Accounts business retention ratio was moderately higher in the third quarter of 1997 than in the third quarter of 1996. Select Accounts continues to benefit from the broader industry and product line expertise of the combined company, partially offset by the competitive marketplace.

Specialty Accounts markets products to national, midsize and small customers and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Specialty Accounts net written premiums were $169.1 million in the third quarter of 1997 compared to $180.0 million in the third quarter of 1996. This decrease primarily reflects lower directors' and officers' liability insurance writings due to the termination of an exclusive arrangement with a managing general agent.

The statutory combined ratio (before policyholder dividends) for Commercial Lines in the third quarter of 1997 was 109.2%, compared to 109.0% in the third quarter of 1996. The GAAP combined ratio (before policyholder dividends) for Commercial Lines in the third quarter of 1997 was 108.0%, compared to 108.5% in the third quarter of 1996. The GAAP combined ratio for Commercial Lines differs from the statutory combined ratio primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only.

For purposes of computing GAAP combined ratios, fee income is now reflected as a reduction of losses and loss adjustment expenses and other underwriting expenses. Previously fee income was included with premiums for purposes of computing GAAP combined ratios. The 1996 GAAP combined ratios have been restated to conform to the current year's presentation.

Personal Lines

Earnings before reported investment portfolio gains/losses increased 35% to $95 million in the third quarter of 1997 from $71 million in the third quarter of 1996. Results for the third quarter of 1996 reflect the impact of catastrophe losses, after taxes and reinsurance, of $19.5 million. The strong operating earnings reflect no catastrophe losses in 1997 and the continued favorable prior year reserve development in personal automobile lines.

Net written premiums in the third quarter of 1997 were $774.8 million, compared to $667.7 million in the third quarter of 1996. This increase reflects growth in target markets served by independent agents and growth in the affinity marketing and TRAVELERS SECURE(R) programs, partially offset by reductions due to catastrophe management strategies. Business retention continued to be strong.

The statutory combined ratio for Personal Lines in the third quarter of 1997 was 93.0%, compared to 102.5% in the third quarter of 1996. The GAAP combined ratio for Personal Lines in the third quarter of 1997 was 93.2%, compared to 100.9% in the third quarter of 1996. The decrease in the combined ratios in 1997 was due to lower catastrophe losses and the favorable prior year reserve development in personal automobile lines. The GAAP combined ratio for Personal Lines differs from the statutory combined ratio primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only.

Financing Costs and Other

The primary component of net income (loss) in the third quarter of 1997 was interest expense of $27 million after tax, compared to $26 million after tax in the third quarter of 1996, reflecting financing costs associated with the acquisition of Aetna P&C.

Corporate and Other
                                       Three Months Ended September 30,
                                ------------------------------------------------
(millions)                                1997                        1996
--------------------------------------------------------------------------------
                                            Net income               Net income
                                Revenues    (expense)    Revenues    (expense)
--------------------------------------------------------------------------------
Total Corporate and Other         $31         $(55)         $8         $(51)
================================================================================

(1) Net income (expense) includes $6 million of reported investment portfolio gains in 1997 and $3 million of reported investment portfolio losses in 1996.

Net corporate expenses (before reported investment portfolio gains/losses) increased in the third quarter of 1997 compared to the third quarter of 1996, however, corporate expenses as a percentage of operating earnings were lower than a year ago.

Discontinued Operations

For the quarter ended September 30, 1996, discontinued operations had net income of $3 million, which includes a loss from operations of Basis of $28 million and a gain of $31 million resulting from the contingency payment received in 1996 from the 1995 sale of Metrahealth.


      Segment Results for the Nine Months Ended September 30, 1997 and 1996

The overall operating trends for the nine months ended September 30, 1997 and 1996 were substantially the same as those of the third quarter periods except as noted below.

Investment Services
                                        Nine Months Ended September 30,
                               -------------------------------------------------
                                        1997                     1996
--------------------------------------------------------------------------------
(millions)                     Revenues    Net income    Revenues     Net income
--------------------------------------------------------------------------------

Salomon Smith Barney (1)       $16,061       $1,373      $14,106        $1,411
================================================================================

(1) Excludes results of Basis Petroleum which are classified as discontinued operations.

Salomon Smith Barney Revenues

                                               Nine Months Ended September 30,
                                             ----------------------------------
(millions)                                       1997               1996
--------------------------------------------------------------------------------
Commissions                                     $2,185             $1,939
Asset management and administration fees         1,236              1,021
Investment banking                               1,556              1,483
Principal transactions                           2,261              2,364
Interest income, net*                            1,118              1,142
Other income                                       117                 99
--------------------------------------------------------------------------------
Net revenues*                                   $8,473             $8,048
================================================================================

* Net of interest expense of $7.588 billion and $6.058 billion in 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

For the nine months ended September 30, 1997 Salomon Smith Barney reported net income from continuing operations of $1.373 billion, a decrease of 3% from the $1.411 billion reported for the nine months ended September 30, 1996. Revenues, net of interest expense, increased 5% to $8.473 billion in the 1997 period compared to $8.048 billion in the 1996 period.

Commission revenues were $2.185 billion in the 1997 period compared to $1.939 billion in the 1996 period. Investment banking revenues increased to $1.556 billion in the 1997 period compared to $1.483 billion in the 1996 period as a result of higher underwriting and advisory fees. Principal transactions revenues declined to $2.261 billion in the 1997 period compared to $2.364 billion in the 1996 period. This year-to-year decrease was primarily due to lower revenues from fixed income proprietary trading and physical commodities trading, partially offset by improved results from equity proprietary trading. Asset management and administration fees increased 21% to $1.236 billion in the 1997 period compared to $1.021 billion in the 1996 period. Net interest and dividends declined to $1.118 billion in the 1997 period compared to $1.142 billion in the 1996 period.

Compensation and benefits expense, as a percentage of net revenues, for the 1997 period was 54% compared to 52% in the 1996 period and non-compensation expense as a percentage of net revenues was 20% in the 1997 period compared to 19% in the 1996 period.

Consumer Finance Services

                                        Nine Months Ended September 30,
                               -------------------------------------------------
                                        1997                     1996
--------------------------------------------------------------------------------
(millions)                     Revenues    Net income    Revenues     Net income
--------------------------------------------------------------------------------

Consumer Finance Services (1)   $1,205        $167        $1,047        $171
================================================================================

(1) Net income in 1996 includes a portion of the gain ($1 million) from the disposition of RCM Capital Management, a California Limited Partnership
      (RCM).

During the first nine months of 1997 the average yield, at 14.55%, was lower than the 15.33% in the first nine months of 1996, mainly because of a shift in the portfolio mix toward lower risk/lower margin real estate loans. The charge-off rate at 2.74% for the first nine months of 1997 was lower than the comparable 1996 period's rate of 2.90%.

Life Insurance Services

                                              Nine Months Ended September 30,
                                     -------------------------------------------------
                                              1997                     1996
--------------------------------------------------------------------------------------
(millions)                           Revenues    Net income    Revenues     Net income
--------------------------------------------------------------------------------------
Travelers Life and Annuity (1) (2)     $2,000       $370        $1,699        $241
Primerica Financial Services (3)        1,135        247         1,058         209
--------------------------------------------------------------------------------------
Total Life Insurance Services          $3,135       $617        $2,757        $450
======================================================================================

(1) Net income includes $57 million of reported investment portfolio gains in 1997 and $22 million of reported investment portfolio losses in 1996.

(2) Excludes results of MetraHealth which are classified as discontinued operations.

(3) Net income includes $2 million and $6 million of reported investment portfolio gains in 1997 and 1996, respectively, and in 1996 a portion of the gain ($4 million) from the disposition of RCM.

Travelers Life and Annuity

Deferred annuity net written premiums and deposits were $1.776 billion in the first nine months of 1997, up 20% from $1.475 billion in the first nine months of 1996.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $1.630 billion in the first nine months of 1997, up 63% from $997.7 million in the first nine months of 1996.

Face amount of individual life insurance issued during the first nine months of 1997 was $4.5 billion, compared to $4.9 billion in the first nine months of 1996. Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $211.3 million in the first nine months of 1997, relatively even with the first nine months of 1996.

Net written premiums for the growing long-term care insurance line were $129.5 million in the first nine months of 1997, compared to $92.9 million in the first nine months of 1996.

Primerica Financial Services

Face amount of new term life insurance sales was $39.2 billion in the first nine months of 1997, compared to $38.9 billion in the first nine months of 1996. Sales of mutual funds (at net asset value) were $2.027 billion for the first nine months of 1997, a 15% increase over the comparable 1996 period sales of $1.761 billion.

Property & Casualty Insurance Services

                                                    Nine Months Ended September 30,
                                               ----------------------------------------
(millions)                                            1997                  1996
---------------------------------------------------------------------------------------
                                                            Net                    Net
                                                           income                 income
                                               Revenues    (loss)     Revenues    (loss)
---------------------------------------------------------------------------------------
Commercial Lines (1) (2)                        $4,887    $  666       $3,919    $   60
Personal Lines (1) (3)                           2,473       303        1,904       145
Financing costs and other (1)                        9       (93)           9       (58)
Minority interest                                   --      (153)          --        --
---------------------------------------------------------------------------------------
Total Property & Casualty Insurance Services    $7,369    $  723       $5,832    $  147
=======================================================================================

(1)   Before minority interest.

(2) Net income in 1997 includes $39 million of reported investment portfolio gains. Net income in 1996 includes $11 million of reported investment portfolio losses and $383 million of charges related to the acquisition and integration of Aetna P&C.

(3) Net income includes $1 million and $4 million of reported investment portfolio losses in 1997 and 1996, respectively, and $8 million of charges in 1996 related to the acquisition and integration of Aetna P&C.

Segment earnings exclude the property and casualty operations of Aetna P&C prior to its acquisition on April 2, 1996. Certain production statistics related to Aetna P&C operations are provided for comparative purposes for periods prior to April 2, 1996 and are not reflected in such prior period revenues or operating results.

As previously indicated, in the second quarter of 1996 TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves and include:
$221 million after tax and minority interest ($414 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); $45 million after tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; $14 million after tax and minority interest ($27 million before tax and minority interest) charge related to premium collection issues; $22 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and a $19 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the acquisition.

Commercial Lines

Commercial Lines net written premiums for the first nine months of 1997 totaled $3.656 billion, up $699 million from $2.957 billion for the first nine months of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). This premium increase reflects the inclusion in 1997 of Aetna P&C for the entire nine months compared to only the second and third quarter of 1996 and a $142 million increase due to a change to conform the Aetna P&C method with the Travelers Indemnity and its subsidiaries (Travelers P&C) method of recording certain net written premiums within Commercial Lines. This increase was offset in part by the highly competitive conditions in the marketplace and the Company's selective underwriting focus.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Lines net written premiums for the first nine months of 1997 totaled $3.656 billion, compared to $3.562 billion for the first nine months of 1996. This increase was primarily attributable to the change to conform the Aetna P&C method with the Travelers P&C method of recording net written premiums, partially offset by the competitive marketplace.

Fee income for the first nine months of 1997 was $278.8 million compared to $294.3 million in the first nine months of 1996.

National Accounts net written premiums of $522.4 million for the first nine months of 1997 decreased $93.7 million from the first nine months of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), National Accounts net written premiums were $522.4 million for the first nine months of 1997 compared to $686.9 million for the first nine months of 1996. National Accounts new business in the first nine months of 1997 was moderately higher than in the first nine months of 1996. National Accounts business retention ratio was significantly higher in the first nine months of 1997 than in the first nine months of 1996, reflecting an unusually low retention ratio in the first and third quarters of 1996.

Commercial Accounts net written premiums were $1.516 billion in the first nine months of 1997 compared to $1.033 billion in the first nine months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Accounts net written premiums were $1.516 billion in the first nine months of 1997 compared to $1.272 billion in the first nine months of 1996. This increase reflected $127 million due to the change to conform the Aetna P&C method with the Travelers P&C method of recording certain net written premiums and the continued growth through programs designed to leverage underwriting experience in specific industries, partially offset by the competitive marketplace. For the first nine months of 1997, new premium business in Commercial Accounts has significantly improved compared to the first nine months of 1996, reflecting continued growth in programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio in the first nine months of 1997 has significantly improved compared to the first nine months of 1996.

Select Accounts net written premiums were $1.087 billion in the first nine months of 1997 compared to $854.8 million in the first nine months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Select Accounts net written premiums of $1.087 billion for the first nine months of 1997 were $11 million above the first nine months of 1996 premium levels. This increase reflected $15 million due to the change to conform the Aetna P&C method with Travelers P&C method of recording certain net written premiums, partially offset by a decrease due to the competitive marketplace. New premium business in Select Accounts was moderately higher in the first nine months of 1997 than in the first nine months of 1996, reflecting an increase due to the acquisition of Aetna P&C, partially offset by a decrease due to the competitive marketplace. The Select Accounts business retention ratio was moderately higher in the first nine months of 1997 than in the first nine months of 1996, reflecting the broader industry and product line expertise of the combined company.

Specialty Accounts net written premiums were $530.1 million in the first nine months of 1997 compared to $453.3 million in the first nine months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Specialty Accounts net written premiums were $530.1 million in the first nine months of 1997 compared to $527.2 million in the first nine months of 1996. The growth is primarily attributable to increased writings of its excess and surplus lines business partially offset by lower directors' and officers' liability insurance writings due to the termination of an exclusive arrangement with a managing general agent.

Catastrophe losses, net of taxes and reinsurance, were $5.1 million and $22.6 million in the first nine months of 1997 and 1996, respectively. The 1997 catastrophe losses were primarily due to tornadoes in the Midwest in the first quarter. The 1996 catastrophe losses were primarily due to winter storms in the first quarter and Hurricane Fran in the third quarter.

The statutory combined ratio (before policyholder dividends) for Commercial Lines in the first nine months of 1997 was 109.3%, compared to 131.9% in the first nine months of 1996. The GAAP combined ratio (before policyholder dividends) for Commercial Lines in the first nine months of 1997 was 108.3%, compared to 131.4% in the first nine months of 1996.

The decreases in the first nine months of 1997 statutory and GAAP combined ratios for Commercial Lines compared to the first nine months of 1996 were primarily attributable to the 1996 charges related to the acquisition and integration of Aetna P&C. Excluding these amounts, the statutory and GAAP combined ratios for the nine months ended September 30, 1996 would have been 109.9% and 110.4%, respectively. The decrease in the first nine months of 1997 statutory and GAAP combined ratios compared to the first nine months of 1996 statutory and GAAP combined ratios excluding acquisition-related charges was generally due to the inclusion in 1997 of Aetna P&C's results for the entire nine months compared to only the second and third quarters in 1996. Aetna P&C has historically had a higher underwriting expense ratio, partially offset by a lower loss ratio, which reflects the mix of business including the favorable effect of the lower loss ratio of the Bond business.

Personal Lines

Net written premiums in the first nine months of 1997 were $2.295 billion, compared to $1.685 billion in the first nine months of 1996. This increase primarily reflects the acquisition of Aetna P&C. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Personal Lines net written premiums for the first nine months of 1997 totaled $2.295 billion compared to $2.001 billion for the first nine months of 1996.

The statutory combined ratio for Personal Lines in the first nine months of 1997 was 91.9%, compared to 102.1% in the first nine months of 1996. The GAAP combined ratio for Personal Lines in the first nine months of 1997 was 91.3%, compared to 101.9% in the first nine months of 1996. The decrease in the combined ratios in 1997 was due to the favorable prior year reserve development in personal automobile lines, lower catastrophe losses and expense reductions.

Financing Costs and Other

The primary component of net income (loss) for the first nine months of 1997 was interest expense of $79 million after tax, compared to $51 million after tax in the first nine months of 1996, reflecting financing costs associated with the acquisition of Aetna P&C in the second quarter of 1996.

Environmental Claims

The Company's reserves for environmental claims are not established on a claim-by-claim basis. An aggregate bulk reserve is carried for all of the Company's environmental claims that are in the dispute process, until the dispute is resolved. This bulk reserve is established and adjusted based upon the volume of in-process environmental claims and the Company's experience in resolving such claims. At September 30, 1997, approximately 15% of the net environmental reserve (i.e., approximately $173 million) is case reserves for resolved claims. The balance, approximately 85% of the net environmental reserve (i.e., approximately $990 million), is carried in a bulk reserve and includes incurred but not yet reported environmental claims for which the Company has not received any specific claims.

The following table displays activity for environmental lossesd and loss expenses and reserves for the nine months ended September 30, 1997 and 1996.

Environmental Losses                   Nine Months Ended     Nine Months Ended
(millions)                            September 30, 1997     September 30, 1996
                                      ------------------     ------------------

Beginning reserves:
  Direct                                     $1,369                $  454
  Ceded                                        (127)                  (50)
                                             ------                ------
  Net                                         1,242                   404
Acquisition of Aetna P&C:
  Direct                                          -                   938
  Ceded                                           -                   (24)
Incurred losses and loss expenses:
  Direct                                         55                    82
  Ceded                                          (1)                  (31)
Losses paid:
  Direct                                        181                   113
  Ceded                                         (48)                  (20)
Ending reserves:
  Direct                                      1,243                 1,361
  Ceded                                         (80)                  (85)
                                             ------                ------
  Net                                        $1,163                $1,276
                                             ------                ------

Asbestos Claims

At September 30, 1997, approximately 26% of the net asbestos reserve (i.e., approximately $274 million) is for pending asbestos claims. The balance, approximately 74% (i.e., approximately $790 million) of the net asbestos reserve, represents incurred but not yet reported losses.

The following table displays activity for asbestos losses and loss expenses and reserves for the nine months ended September 30, 1997 and 1996. In general, the Company posts case reserves for pending asbestos claims within approximately 30 business days of receipt of such claims.

Asbestos Losses                         Nine Months Ended     Nine Months Ended
(millions)                              September 30, 1997    September 30, 1996
                                        ------------------    ------------------

Beginning reserves:
  Direct                                    $  1,443                 $695
  Ceded                                         (370)                (293)
                                              ------               ------
  Net                                          1,073                  402
Acquisition of Aetna P&C:
  Direct                                           -                  776
  Ceded                                            -                 (116)
Incurred losses and loss expenses:
  Direct                                          60                   83
  Ceded                                          (15)                  (8)
Losses paid:
  Direct                                         114                  135
  Ceded                                          (60)                 (58)
Ending reserves:
  Direct                                       1,389                1,419
  Ceded                                         (325)                (359)
                                              ------               ------
  Net                                         $1,064               $1,060
                                              ======               ======

Uncertainty Regarding Adequacy of Environmental and Asbestos Reserves
It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties.

Conventional actuarial techniques are not used to estimate such reserves.

The reserves carried for environmental and asbestos claims at September 30, 1997 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continue to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

Cumulative Injury Other Than Asbestos (CIOTA) Claims

Cumulative injury other than asbestos (CIOTA) claims are generally submitted to the Company under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. Such potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents and other deleterious substances.

At September 30, 1997, approximately 19% of the net CIOTA reserve (i.e., approximately $204 million) is for pending CIOTA claims. The balance, approximately 81% (i.e., approximately $893 million) of the net CIOTA reserve, represents incurred but not yet reported losses for which the Company has not received any specific claims.

The following table displays activity for CIOTA losses and loss expenses and reserves for the nine months ended September 30, 1997 and 1996. In general, the Company posts case reserves for pending CIOTA claims within approximately 30 business days of receipt of such claims.

CIOTA Losses                           Nine Months Ended     Nine Months Ended
(millions)                            September 30, 1997     September 30, 1996
                                      ------------------     ------------------

Beginning reserves:
  Direct                                    $1,560                  $374
  Ceded                                       (446)                    -
                                            ------                ------
  Net                                        1,114                   374
Acquisition of Aetna P&C:
  Direct                                         -                   709
  Ceded                                          -                  (293)
Incurred losses and loss expenses:
  Direct                                        26                   557
  Ceded                                         (6)                 (155)
Losses paid:
  Direct                                        51                    53
  Ceded                                        (14)                   (7)
Ending reserves:
  Direct                                     1,535                 1,587
  Ceded                                       (438)                 (441)
                                            ------                ------
  Net                                       $1,097                $1,146
                                            ======                ======

Corporate and Other

                                                       Nine Months Ended September 30,
                                          ----------------------------------------------------
(millions)                                         1997                             1996
----------------------------------------------------------------------------------------------
                                                      Net income                 Net income
                                          Revenues    (expense)    Revenues       (expense)
----------------------------------------------------------------------------------------------
Net expenses (1)                                -         $(153)         -           $(158)
Net gain (loss) on sale of subsidiaries
  and affiliates                                -             -          -             384
----------------------------------------------------------------------------------------------
Total Corporate and Other                     $75         $(153)      $111           $ 226
==============================================================================================

(1) Net income (expense) includes $6 million of reported investment portfolio gains in 1997 and $8 million of reported investment portfolio losses in 1996.

Net corporate expenses (before reported investment portfolio gains/losses) were down in the first nine months of 1997 compared to the first nine months of 1996, reflecting higher income from corporate investments and lower borrowing costs.

Discontinued Operations

For the nine months ended September 30, 1996, discontinued operations had a net loss of $38 million, which includes a loss from operations of Basis of $69 million and a gain of $31 million resulting from the contingency payment received in 1996 from the 1995 sale of Metrahealth.

Liquidity and Capital Resources

TRV services its obligations primarily with dividends and other advances that it receives from subsidiaries. The subsidiaries' dividend-paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements. TRV believes it will have sufficient funds to meet current and future commitments. Each of TRV's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Travelers Group Inc. (TRV)

TRV issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding.

TRV, Commercial Credit Company (CCC) and The Travelers Insurance Company (TIC) have a five-year revolving credit facility with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. This facility expires in June 2001. Currently $500 million is allocated to TRV, $450 million to CCC and $50 million to TIC. Under this facility TRV is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $5.3 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

Currently, TRV has unused credit availability of $500 million under the five-year revolving credit facility. TRV may borrow under this revolving credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees.

In June 1997, the Company sold in a public offering 8.0 million depositary shares, each representing one-fifth of a share of 6.365% Cumulative Preferred Stock, Series F (Series F Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $400 million. The Series F Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after June 16, 2007, the Company may redeem the Series F Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In July 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.213% Cumulative Preferred Stock, Series G (Series G Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series G Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after July 11, 2007, the Company may redeem the Series G Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In September 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.231% Cumulative Preferred Stock, Series H (Series H Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series H Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after September 8, 2007, the Company may redeem the Series H Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In October 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 5.864% Cumulative Preferred Stock, Series M (Series M Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series M Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after October 8, 2007, the Company may redeem the Series M Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

On October 17, 1997, Berkshire Hathaway, Inc. converted 140,000 shares ($140 million) of Series I cumulative convertible preferred stock into 6.2 million shares of common stock.

On July 1, 1997 the Company redeemed all of the 7.5 million outstanding shares (15 million depositary shares) of its 9.25% Preferred Stock, Series D (Series D Preferred Stock) at $50 per share ($25 per depositary share). The aggregate amount of Series D Preferred Stock outstanding on the redemption date was $375 million.

On July 28, 1997 the Company redeemed all of the 1.2 million outstanding shares (12 million depositary shares) of its 8.125% Cumulative Preferred Stock, Series A (Series A Preferred Stock) at $250 per share ($25 per depositary share) plus accrued and unpaid dividends to the redemption date. The aggregate amount of Series A Preferred Stock outstanding on the redemption date was $300 million.

Travelers Property Casualty Corp. (TAP)

TAP also issues commercial paper directly to investors and maintains unused credit availability under a committed revolving credit agreement at least equal to the amount of commercial paper outstanding.

TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. TAP may borrow under this revolving credit facility at various interest rate options (LIBOR or base rate) and compensates the banks for the facility through commitment fees. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $3.1 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department. TAP received $245 million of dividends from its insurance subsidiaries during the first nine months of 1997.

Commercial Credit Company (CCC)

CCC also issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. CCC has unused credit availability of $3.850 billion under five-year revolving credit facilities, (including the $450 million referred to above) and $1.0 billion under a 364-day facility. CCC may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD, base rate or money market) and compensates the banks for the facilities through commitment fees.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At September 30, 1997, CCC would have been able to remit $562 million to its parent under its most restrictive covenants.

Salomon Smith Barney

Salomon Smith Barney's total assets were $297 billion at September 30, 1997, up from $246 billion at December 31, 1996. Due to the nature of trading activities, including matched book activities, it is not uncommon for asset levels to fluctuate from period to period. Salomon Smith Barney's balance sheet is highly liquid, with the vast majority of its assets consisting of marketable securities and collateralized short-term financing agreements arising from securities transactions. The highly liquid nature of these assets provides Salomon Smith Barney with flexibility in financing and managing its business. Salomon Smith Barney monitors and evaluates the adequacy of its capital and borrowing base on a daily basis in order to allow for flexibility in its funding, to maintain liquidity, and to ensure that its capital base supports the regulatory capital requirements of its subsidiaries.

Salomon Smith Barney and Phibro Inc. have committed uncollateralized revolving lines of credit totaling $2.0 billion and $.5 billion, respectively, and may borrow under their revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensate the banks for the facilities through commitment fees. In addition, Salomon Brothers Inc, a wholly owned subsidiary of Salomon Smith Barney, has a $2.1 billion committed secured standby bank credit facilities for financing securities positions which enables it to borrow on a secured basis using a variety of financial instruments as collateral and Salomon Brothers International Limited, a wholly owned subsidiary of Salomon Smith Barney, has a committed securities repurchase facility in the amount of $1 billion. At September 30, 1997 there were no outstanding borrowings under these facilities. Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting short-term requirements.

Unsecured term debt is a significant component of Salomon Smith Barney's long-term capital. Term debt totaled $19.7 billion at September 30, 1997, compared with $15.7 billion at December 31, 1996.

Salomon Smith Barney's borrowing relationships are with a broad range of banks, financial institutions and other firms from which it draws funds. The volume of borrowings generally fluctuates in response to changes in the level of securities inventories, customer balances, the amount of reverse repurchase transactions outstanding (i.e., purchases of securities under agreements to resell the same security) and securities borrowed transactions. As these activities increase, borrowings generally increase to fund the additional activities. Availability of financing can vary depending upon market conditions, credit ratings, and the overall availability of credit to the securities industry. Salomon Smith Barney seeks to expand and diversify its funding mix as well as its creditor sources. Concentration levels for these sources, particularly for short-term lenders, are closely monitored both in terms of single investor limits and daily maturities.

Salomon Smith Barney monitors liquidity by tracking asset levels, collateral and funding availability to maintain flexibility to meet its financial commitments. As a policy, Salomon Smith Barney attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis in the event that its access to unsecured financing is impaired. Its liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine the ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins. In addition, Salomon Smith Barney monitors its leverage and capital ratios on a daily basis. The net assets (total assets less securities purchased under agreements to resell) to equity ratio at September 30, 1997 and December 31, 1996 was 22.8x and 20.7x, respectively.


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

The Travelers Insurance Company (TIC)

At September 30, 1997, TIC had $23.5 billion of life and annuity product deposit funds and reserves. Of that total, $12.8 billion is not subject to discretionary withdrawal based on contract terms. The remaining $10.7 billion is for life and annuity products that are subject to discretionary withdrawal by the contractholder. Included in the amount that is subject to discretionary withdrawal is $1.8 billion of liabilities that are surrenderable with market value adjustments. Also included are an additional $5.1 billion of life insurance and individual annuity liabilities, which are subject to discretionary withdrawal and have an average surrender charge of 4.8%. In the payout phase, these funds are credited at significantly reduced interest rates. The remaining $3.8 billion of liabilities is surrenderable without charge. More than 17% of these relate to individual life products. These risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent against withdrawal by long-term policyholders. Insurance liabilities that are surrendered or withdrawn are reduced by outstanding policy loans and related accrued interest prior to payout.

TIC issues commercial paper to investors and maintains unused committed revolving credit facilities at least equal to the amount of commercial paper outstanding. TIC may borrow under this revolving credit facility at various rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. Currently, TIC has unused credit availability of $50 million under the five-year revolving credit facility referred to above.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval, of which $300 million has been paid during the first nine months of 1997.


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